58-68 Exchange St
Binghamton, New York 13901

For further information, contact:
Rexford C. Decker
Senior Vice President & CFO
(607) 779-2320
Website: www.bsbbank.com

BSB Bancorp, Inc. Announces Fourth Quarter Net Income of
$4.9 Million and Annual Net Income of $17.0 Million

     BINGHAMTON, N.Y.—January 28, 2004—BSB Bancorp, Inc. (NASDAQ:BSBN), the bank holding company of BSB Bank & Trust Company (“BSB”), a diversified financial services organization serving the Southern Tier and Central New York regions with total assets of approximately $2.2 billion, today announced financial results for the fourth quarter and full-year 2003. BSB’s net income for the quarter ended December 31, 2003 was $4.9 million or $0.52 per diluted share, compared to net income of $4.2 million or $0.45 per diluted share for the third quarter of 2003 and $4.0 million or $0.41 per diluted share for the fourth quarter of 2002.

Highlights: Quarter Ended December 31, 2003

•	Net income increased 16.4% from the third quarter of 2003 and 24.5% from fourth quarter 2002

•	Total residential real estate loans increased 8.9% and total commercial real estate loans increased 14.2% from September 30, 2003

•	Allowance for loan losses to non-performing loans ratio improved to 359% at December 31, 2003 compared to 200% at September 30, 2003 and 125% at December 31, 2002

•	Announced a definitive merger agreement with Partners Trust Financial Group

•	Completed $36.7 million in sales of classified loans

     On December 24, 2003, BSB Bancorp, Inc. and Partners Trust Financial Group, Inc. announced a definitive merger agreement, pursuant to which Partners Trust will acquire all of the outstanding shares of BSB Bancorp, Inc.

     The balance of outstanding residential mortgages increased to $558.8 million, up from $513.0 million at September 30, 2003, an increase of $45.8 million. The bi-weekly residential mortgage continues to be popular, especially in 10- and 15-year maturities, and increased $40.3 million from $212.0 million to $252.3 million. Total adjustable-rate commercial real estate loans increased $25.5 million during the fourth quarter of 2003 to $163.2 million.

     Net interest income was $17.9 million for the fourth quarter of 2003 compared to $17.6 million in the third quarter of 2003. This increase was primarily due to growth in average earning assets from $2,094.7 million in the third quarter of 2003 to $2,098.3 million in the fourth quarter of 2003. The primary component of the growth was the 15.4% ($72.6 million) increase in average residential loans. Offsetting the residential loan growth was a decline in the commercial and industrial (“C&I”) loan portfolio. The decline however was largely attributable to the sale, during the quarter, of approximately $36.7 million of these loans. Also contributing to the improvement in net interest income was the increase in net interest margin from 3.36% for the third quarter to 3.40% in the fourth quarter. The growth of average earning assets and the improvement in net interest margin was offset by the $16.9 million or 1.0% increase in average interest-bearing liabilities from the third to the fourth quarter.

     Charge-off levels increased to $19.1 million in the fourth quarter. This compares to charge-offs of $8.6 million for the third quarter of 2003 and $8.3 million for the fourth quarter of 2002. The charge-offs for the fourth quarter included approximately $9.5 million related to the classified loan sale. This charge-off was to previously established reserves and accordingly, had no impact on the Company’s provision for loan losses. Recoveries for the fourth quarter of $4.9 million compare to $4.5 million for the third quarter of 2003 and $2.0 million for the fourth quarter of 2002. The provision for loan losses was $260,000 in the fourth quarter of 2003 as compared to $2.9 million in the third quarter of 2003. This decline was the result of the overall improved loan quality as well as the significant increase in recoveries of previously charged-off loans. Depending on future loan quality performance and recovery levels, the provision for loan losses could increase from its current fourth quarter 2003 level.

     Mortgage servicing fees were the largest change in non-interest income from the third quarter. Although the value of originated mortgage servicing rights rebounded somewhat in the third quarter, the value decreased in the fourth quarter contributing to a decrease in mortgage servicing fees of $227 thousand from the third quarter of 2003. The loan portfolio for which servicing fees are received was $265.0 million at December 31, 2003 compared to $276.1 million at September 30, 2003 and $366.0 million at December 31, 2002. Gains on sales of securities decreased $78 thousand compared to the third quarter of 2003, and increased $291 thousand over the fourth quarter of 2002.

     Operating expense increased $1.1 million from the third quarter to the fourth quarter of 2003. Salaries, pensions and other employee benefits increased $1.3 million during these same periods, with expenses related to payments under incentive compensation plans accounting for $1.1 million of the $1.3 million. The fourth quarter expense related to the incentive compensation plans resulted from the achievement during the fourth quarter of asset quality targets which, as of September 30, 2003, were not expected to be met. The fourth quarter increase in operating expense also includes $325 thousand in expenses related to the pending merger.

Highlights: Year Ended December 31, 2003

•	Net income for twelve months ended December 31, 2003 was $17.0 million compared to net income of $1.8 million for twelve months ended December 31, 2002

•	Total non-performing assets reduced to $14.4 million at December 31, 2003 compared to $53.7 million at December 31, 2002

•	Ratio of the allowance for loan losses to non-performing loans at 359%, compared to 200% at September 30, 2003 and 125% at December 31, 2002

•	Total residential real estate loans increased 69.2% from December 31, 2002 to December 31, 2003

•	Total commercial real estate loans increased 35.7% from December 31, 2002 to December 31, 2003

     Net income for the year ended December 31, 2003 was $17.0 million or $1.81 per diluted share, compared to net income of $1.8 million or $0.18 per diluted share for the year ended December 31, 2002.

     Net interest income declined to $71.8 million for 2003 compared to $78.3 million for 2002. Average earning assets for 2003 were $2,048.5 million, up from $1,994.5 million for 2002. This was more than offset by a decline in margin to 3.51% for the year compared to 3.92% for 2002.

     The provision for loan losses significantly decreased in 2003 to $10.1 million from $46.2 million in 2002.

     Non-interest income was $13.5 million in 2003, down from $17.8 million in 2002. This reduction of $4.3 million was largely due to 2002 gains on the sale of branch offices ($3.1 million) and the sale of a credit card portfolio ($1.8 million). As the mortgage portfolio serviced for others reduced in size, the related fee income also has declined. Income from Bank Owned Life Insurance was only $32 thousand in the fourth quarter 2002 compared to $270 thousand in fourth quarter 2003, as the assets were purchased in December of 2002 (income for the full year 2003 was $1.0 million). Gains on security sales were $1.3 million in 2003 compared to $292 thousand in 2002.

     Salaries, pension and other employee benefits increased $2.3 million in 2003 over 2002. Approximately $1.1 million of this increase was due to incentive compensation costs for reaching targeted goals with no such incentive compensation costs in 2002. Also contributing to this increase was a $600 thousand increase in pension costs. Data processing costs declined by approximately $872 thousand as a result of our move to in-house item processing in the second quarter of 2003. Offsetting this reduction, we incurred increased personnel costs related to performing our item processing in-house.

Forward-Looking Statements
This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from any forward-looking information discussed in the news release.

Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions affecting the Company’s operations, pricing, products and services.

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